SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 11-K


                                ANNUAL REPORT
                       PURSUANT TO SECTION 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                                ANNUAL REPORT
                       PURSUANT TO SECTION 15(d)OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                                [FEE REQUIRED]
                 For the fiscal year ended December 30, 1993


                        Commission file number 1-10215



                        NABISCO EMPLOYEE SAVINGS PLAN
                           (Full title of the plan)




                          RJR NABISCO HOLDINGS CORP.
                         1301 Avenue of the Americas
                           New York, New York 10019
              (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)





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                                                                          1
                                 REQUIRED INFORMATION


          1.   Not Applicable.

          2.   Not Applicable.

          3.   Not Applicable.

          4. The Nabisco Employee Savings Plan (the "Plan") is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Attached hereto as Exhibit 1.1 and
               1.2 are copies of the most recent audited financial statements and schedules, as applicable, of the Plan and of the RJR Nabisco Inc. Defined Contribution Master Trust (the "Trust") in each case prepared in accordance with the financial reporting requirements of ERISA.


          Exhibits
          --------

          1.1 Most recently audited financial statements and schedules of the Plan.

          1.2 Trust financial statements and schedules from the most recently audited financial statements and schedules of the Trust.

          2    Consent of Deloitte & Touche.









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                                                                          2



                                      SIGNATURE


                    Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        NABISCO EMPLOYEE SAVINGS PLAN


                                        H. Colin McBride
                                        -----------------------------------
                                        H. Colin McBride
                                        Secretary, RJR Employee
                                        Benefits Committee

          Date:  June 28, 1994











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                                                                          3
                                       EXHIBIT INDEX
                                       -------------





          EXHIBIT                                                       PAGE
          -------                                                       ----



          1.1 Most recently audited financial statements and schedules of the Plan.

          1.2 Trust financial statements and schedules from the most recently audited financial statements and schedules of the Trust.

          2         Consent of Deloitte & Touche.